Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.
                             -----------------------
                Computation of ratio of earnings to fixed charges
                          (in thousands, except ratios)

                                                          Six-month period ended
                                                                June 30, 2001
                                                          ----------------------

Net Income................................................         $30,419
                                                                   -------
Fixed Charges

         Trustee Fees.....................................              60
         Audit Fees.......................................              27
         Administrative Fees..............................             528

Total Fixed Charges.......................................             615
                                                                   -------
Earnings before fixed charges.............................        $ 31,034
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Fixed charges, as above...................................        $    615
                                                                  ========
Ratio of earnings to fixed charges........................           50.46
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